Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP 525 UNIVERSITY AVENUE PALO ALTO, CALIFORNIA 94301 _________ TEL: (650) 470-4500 FAX: (650) 470-4570 www.skadden.com June 1, 2020

FIRM/AFFILIATE

OFFICES

_____

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

NEW YORK

WASHINGTON, D.C.

WILMINGTON

_____

BEIJING

BRUSSELS

FRANKFORT

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

TOKYO

TORONTO

Xperi Holding Corporation

3025 Orchard Parkway

San Jose, CA 95134

Re:	Xperi Holding Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Xperi Corporation, a Delaware corporation, in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”), to be filed on the date hereof by Xperi Holding Corporation (f/k/a XRAY-TWOLF HoldCo Corporation), a Delaware corporation (the “Company”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), relating to the registration by the Company of an aggregate of 21,897,326 shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the (i) Xperi Holding Corporation 2020 Equity Incentive Plan, (ii) Xperi Holding Corporation 2020 Employee Stock Purchase Plan, (iii) TiVo Corporation 2008 Equity Incentive Plan (f/k/a the “Rovi Corporation Amended 2008 Equity Incentive Plan”), (iv) TiVo Inc. Amended and Restated 2008 Equity Incentive Award Plan (now named the “TiVo Corporation Titan Equity Incentive Award Plan”), (v) Xperi Corporation Seventh Amended And Restated 2003 Equity Incentive Plan, (vi) DTS, Inc. 2014 New Employee Incentive Plan, (vii) DTS, Inc. 2012 Equity Incentive Plan, (viii) SRS Labs, Inc. 2006 Stock Incentive Plan, and (ix) DTS, Inc. 2003 Equity Incentive Plan (collectively, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:

(a)    the Registration Statement;

(b)    the Plans;

Xperi Holding Corporation

June 1, 2020

(c)    a certificate from the Secretary of State of the State of Delaware, dated the date hereof, as to the existence and good standing of the Company in the State of Delaware;

(d)    an executed copy of a certificate of Paul Davis, General Counsel of the Company, dated the date hereof (the “GC’s Certificate”);

(e)    a copy of the Company’s Amended and Restated Certificate of Incorporation (the “A&R Certificate”) certified by the Secretary of State of the State of Delaware on June 1, 2020, and certified pursuant to the GC’s Certificate;

(f)    a copy of the Company’s Amended and Restated Bylaws (the “A&R Bylaws”), in effect as of the date hereof and certified pursuant to the GC’s Certificate; and

(g)    a copy of certain resolutions of the Board of Directors of the Company, adopted on May 29, 2020, certified pursuant to the GC’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, including electronic signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photocopies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the GC’s Certificate.

In rendering the opinion stated herein, we have also assumed that: (i) an appropriate account statement rendering the Plan Shares credited to a recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent; (ii) the issuance of the Plan Shares has been properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire Common Stock or other awards are granted pursuant to the Plans will be consistent with the Plans and will be duly authorized, executed and delivered by the parties thereto; (iv) the consideration received by the Company for each of the Plan Shares delivered pursuant to the Plans shall not be less than the per share par value of the Plan Shares; and (v) the issuance of the Plan Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the A&R Certificate or A&R Bylaws).

Xperi Holding Corporation

June 1, 2020

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued, delivered and paid for in accordance with the terms of the Plans and the applicable award agreement, the Plan Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP